[Comtex Letterhead]

                                                       Release:  IMMEDIATE
                                                       For:  Comtex News Network
Contact: Amber Gordon                                       (Symbol:  CMTX)
         703-820-2000

            COMTEX REPORTS 3RD QUARTER FISCAL 2004 FINANCIAL RESULTS

ALEXANDRIA, VA, May 17, 2004 - Comtex News Network, Inc., (OTC BB: CMTX), a leading wholesaler of electronic real-time news and content, today announced the financial results for the three and nine-month periods ended March 31, 2004.

         For the quarter ended March 31, 2004, the Company reported an operating loss of $26,000 and a net loss of $68,000, or $0.00 per share, versus last year's third quarter operating loss of $107,000 and net loss of $135,000, or $0.01 loss per share. The decreased operating and net losses are primarily due to decreased operating expenses, particularly in the area of general and administrative costs. For the third quarter of fiscal 2004, revenues were $2 million compared to $2.3 million for the third quarter of fiscal 2003. The decline in revenues resulted primarily from business closures and continuing consolidation among clients.

         Revenues for the nine months ended March 31, 2004 were $6.1 million, the operating loss was $1,263,000 and the net loss was $1.4 million, or $0.10 loss per share. Revenues for the prior year nine-month period were $7.1 million, the operating loss was $122,000 and the net loss was $220,000, or a loss of $0.02 per share. As with the quarter, the decline in revenues resulted primarily from business closures and continuing consolidation among clients.

         Operating expenses for the current nine-month period include the costs of a terminated operating lease and data center move including the disposal of assets, and, in the comparable period of the prior year, include the recovery of accrued legal fees of $394,000 related to a favorable litigation settlement. The recovery of those legal fees reduced the prior year expenses in comparison to this year. Excluding the expenses associated with the terminated lease and legal expense recovery, operating expenses for the nine-month period decreased $777,000, or 16%, from the comparable prior year period.

         The terminated operating lease had $2.6 million in remaining lease obligations and was terminated for $478,000 in settlement-related expenses and additional rent payments. As a result of the lease termination, the Company reduced its leased office expense to $11,000 per month from $40,000 per month, a decrease of 73%.

         Comtex's Chairman and Interim CEO, C.W. Gilluly, stated, "Comtex management is working to control costs while focusing on the strategic tasks of developing new business and creating new, economically useful news and information products for our clients."

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
Comtex: Reports 3rd Quarter FY 2004 Results                               Page 2
May 17, 2004

About Comtex
Comtex is a leading wholesaler of real-time news and related content for the world's leading financial and business information distributors. With a specialization in economically useful news and information, Comtex receives, enhances, combines, filters and distributes news and content received from more than 10,000 national and international news bureaus, agencies and publications. The resulting news and content products - with embedded stock tickers, key words, standardized metadata, uniform formatting and custom filters - are all designed to meet the exacting standards required by investment professionals. More information on the company can be found at www.comtex.com.



                             Financial Table Follows










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
Comtex: Reports 3rd Quarter FY 2004 Results                               Page 3
May 17, 2004



                            Comtex News Network, Inc.
                             Selected Financial Data
                                   (unaudited)
                (amounts in thousands, except per share amounts)

                                     Three Months Ended      Nine Months Ended
                                           March 31               March 31
                                   ---------------------   ---------------------
                                      2004        2003        2004        2003
                                      ----        ----        ----        ----

Revenues                           $  1,962    $  2,287    $  6,149    $  7,149
Operating Loss                          (26)       (107)     (1,263)       (122)
Net Loss                           $    (68)   $   (135)   $ (1,355)   $   (220)
                                   --------    --------    --------    --------
Net Loss Per Share
     Basic and Diluted             $  (0.00)   $  (0.01)   $  (0.10)   $  (0.02)
                                   --------    --------    --------    --------

Weighted Avg. # Shares:
     Basic and Diluted               13,588      13,227      13,560      13,170
                                   --------    --------    --------    --------

Reconciliation to EBITDA:
Net Loss                           $    (68)   $   (135)   $ (1,355)   $   (220)
Stock-based compensation                 16          --          68           2
Depreciation & Amortization             197         304         679         911
Interest/Other Expense                   42          27          92          97
Income Taxes                             --          --          --          --
                                   --------    --------    --------    --------
EBITDA                             $    187    $    196    $   (516)   $    790


Please Note: EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also note, except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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